Exhibit 99.1

Gevo Announces Pricing of $15.6 Million Public Offering of Common Stock and Warrants

ENGLEWOOD, Colo., September 8, 2016 (GLOBE NEWSWIRE) — Gevo, Inc. (NASDAQ: GEVO), a leading renewable chemicals and next-generation biofuels company, announced today that it has priced its underwritten public offering of common stock and warrants.

Gevo announced that it has agreed to sell 24,800,000 Series E units, with each Series E unit consisting of one share of common stock and a half of one Series I warrant to purchase one share of common stock at a public offering price of $0.55 per Series E unit. Gevo has also agreed to sell 3,700,000 Series F units, with each Series F unit consisting of a pre-funded Series J warrant to purchase one share of common stock and a half of one Series I warrant to purchase one share of common stock at a public offering price of $0.54 per Series F unit.

The Series I warrants will have an exercise price of $0.55 per share, are exercisable beginning on the date of original issuance and will expire on September 13, 2021. The pre-funded Series J warrants will have an exercise price of $0.55 per share, which will be pre-paid upon issuance, except for a nominal exercise price of $0.01 per share and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to Gevo by the holder upon exercise of the pre-funded Series J warrants. The pre-funded Series J warrants will be exercisable from the date of original issuance and will expire on September 13, 2017. The shares of common stock and the warrants will be immediately separable and will be issued separately. The gross proceeds to Gevo from this offering are expected to be approximately $15.6 million not including any future proceeds from the exercise of the warrants.

Gevo currently intends to use the net proceeds from the offering, excluding any future proceeds from the exercise of the warrants, to fund working capital and for other general corporate purposes. The offering is expected to close on or about September 13, 2016, subject to customary closing conditions.

Concurrent with the offering, Gevo entered into private exchange agreements with holders of its 7.5% convertible senior notes due 2022 (the “2022 Notes”), to exchange an aggregate of $11.4 million of principal amount of 2022 Notes for an aggregate of 13,999,354 shares of its common stock, and Gevo expects to issue the shares prior to or concurrent with the closing of this offering. Upon completion, these exchanges will reduce the outstanding principal amount of the 2022 Notes to $11 million.

In connection with the offering, Oppenheimer & Co. Inc. is acting as sole underwriter.

A shelf registration statement relating to the shares of common stock and warrants to be issued in the proposed offering has been filed with the Securities and Exchange Commission (SEC) and is effective. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC and a final prospectus supplement will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. Any offer or sale will be made only by means of a prospectus and, to the extent applicable, a free writing prospectus which has or will be filed with the SEC.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the completion, timing and size of the proposed public offering, and its use of those proceeds and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2015, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

Media Contact

David Rodewald

The David James Agency, LLC

+1 805-494-9508

gevo@davidjamesagency.com

Investor Contact

Shawn M. Severson

EnergyTech Investor, LLC

+1 415-233-7094

gevo@energytechinvestor.com

@ShawnEnergyTech

www.energytechinvestor.com